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EXHIBIT 21.     Subsidiaries of Registrant (2)

                                                        Percentage of Voting
                                                        Securities of Sub-
                                                        sidiaries Owned by
                                  Place of              Registrant as of
Name (1)                        Incorporation           December 31, 1999

Charles Burton Builder, Inc.      Maryland                      100%

Town Center                       District of
Management Corp.                  Columbia                      100%

Investment Company of
B & R, Inc.                       Delaware                      100%

Allentown Road Motel (3)
Corporation                       Maryland                      100%

Uptown Hotel Corp. (3)            Maryland                      100%

WMC Management Co., Inc.          District of
                                  Columbia                      100%

Sudley Corporation                Virginia                      100%

(1) The names of certain subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they do not constitute a significant subsidiary.

(2) Included in the consolidated financial statements as significant subsidiaries.

(3) Effective December 27, 1999 these corporations were merged into Bresler & Reiner, Inc.